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                                                                    Exhibit 99.1

                                  [VIAVID LOGO]

          ViaVid Broadcasting Reports Fiscal 2006 First Quarter Results

August 16, 2005 - ViaVid Broadcasting Inc. (OTC-BB: VVDB), a provider of teleconferencing, web conferencing, transcription and support services, has announced its first quarter results for the three month period ending June 30, 2005.

For the quarter ended June 30, 2005, revenues were $318,176, compared to $223,415 in the comparable period of the previous year. On an annual basis, revenues increased 42% for the quarter. Sequential quarterly revenues in the quarter ended June 30, 2005 increased by 12% from $284,153 in the fourth quarter to $318,176 in the first quarter. This is the fifteenth quarter of sequential revenue growth

Net loss for the quarter was $(14,656), or ($0.00) per share, compared to $(41,623), or ($0.00) per share, in the same quarter last year.

For the quarter ended June 30, 2005, our operating expenses were $332,832, compared to 265,038 in the comparable period of the previous year. The increase in total operating expenses is due to the additional consultants, staff and outside services required for the increased workload.

Cash and receivables at June 30, 2005 were $319,357, while Accounts Payable and accrued liabilities were at $287,324.

          CAUTIONARY STATEMENT: This press release includes "forward-looking statements" as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein and elsewhere concerning VIAVID include, but are not limited to, our plans and objectives for our future operations, including plans or objectives relating to our services, , our plans and objectives regarding revenues and expenses in future periods, our needs for capital expenditures, our ability to maintain our competitive position, our plans and objectives and needs to raise additional capital, the terms on which such capital can be raised, the period over which any capital available currently to us or raised in the future will be sufficient to meet our current or future levels of operating and other expenses, and our plans regarding the uses of that capital, as well as any other prospective financial information concerning us. We cannot assure you that we will be successful in growing our user and customer base as we plan, attracting companies to use our Internet-based communication services for the dissemination of their news information, realizing material amounts of webcasting or other revenues, achieving any commercial advantage relative to other financial news dissemination media companies or raising the additional capital required to support our operations or the terms and conditions on which such capital can be raised. If our assumptions are incorrect or our webcasting or other growth plans or plans to realize revenues or raise additional capital fail to materialize, we may be unsuccessful in developing as a viable business enterprise. Under such circumstance your entire investment will be in jeopardy and may be lost. Our business plan has evolved over time, and we expect that our plans will evolve further in the future. We caution you that various risk factors relating to our forward looking statements are described, among other places, in our Annual Reports on Form 10K-SB, Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans.


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VIAVID BROADCASTING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in United States Dollars)
(Unaudited)
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
========================================================================== ==================== ====================
                                                                           Three Months Ended   Three Months Ended
                                                                                June 30,              June 30,
                                                                                  2005                 2004
-------------------------------------------------------------------------- -------------------- --------------------

REVENUE
    Teleconferencing, webcasting and transcription income                      $    318,176             $    223,415
                                                                               ------------             ------------


EXPENSES
    Amortization                                                                      5,094                    5,244
    Conference calls                                                                143,064                  111,568
    Consulting                                                                       82,361                   68,257
    Interest                                                                              -                    1,180
    Office and miscellaneous                                                         63,379                   40,376
    Professional fees                                                                13,419                   15,221
    Rent                                                                              8,440                    3,678
    Salaries and benefits                                                            15,791                   19,410
    Travel and promotion                                                              1,284                      104
                                                                               ------------             ------------

                                                                                    332,832                  265,038
                                                                               ------------             ------------

LOSS BEFORE OTHER ITEMS
                                                                                    (14,656)                 (41,623)
                                                                               ------------             ------------

OTHER ITEMS
    Loss on sale of property and equipment                                                -                     (448)
    Interest income                                                                     218                       32
                                                                               ------------             ------------

NET LOSS                                                                            (14,438)             $   (42,039)

OTHER COMPREHENSIVE INCOME                                                            5,782                   11,441
                                                                               ------------             ------------

COMPREHENSIVE LOSS                                                             $    ( 8,656)             $   (30,598)
==========================================================================     ============              ===========

BASIC AND DILUTED LOSS PER COMMON SHARE                                        $      (0.00)             $     (0.00)
==========================================================================     ============              ===========

WEIGHTED AVERAGE NUMBER OF SHARES
    OF COMMON STOCK OUTSTANDING                                                  14,988,000               14,207,065
==========================================================================     ============              ===========

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For more information regarding this release please contact:

ViaVid Broadcasting Inc.
Bob Gamon
Tel: 1-888-562-0262